Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2015 FOURTH QUARTER AND FULL-YEAR RESULTS

Reported $2.2 Billion in Revenue for Full-Year 2015 and $527.2 Million for Fourth Quarter;

Generated Operating Cash Flow of $326.1 Million and Free Cash Flow of $248.5 Million in 2015;

Closed Acquisition of Gazelle to Drive ecoATM Toward Profitability;

Provided Initial Guidance for 2016

BELLEVUE, Wash.—February 4, 2016—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the fourth quarter and full year ended December 31, 2015.

“Due to our unrivaled network of retail partners and millions of loyal customers who value our products and services, Outerwall delivered solid 2015 results with strong free cash flow and core diluted EPS from continuing operations, despite challenging headwinds that continued to impact Redbox,” said Erik E. Prusch, Outerwall’s chief executive officer and interim Redbox president. “We remain focused on strengthening our businesses, while continuing to return significant free cash flow to investors.”

Prusch continued, “Redbox is a compelling business, providing new movie releases to millions of loyal consumers at a great value. We will manage the business for profitability and cash flow, and we will continue our focus on expense management, operational efficiencies and network optimization. We are confident that millions of consumers will continue renting from Redbox for many years to come, as a majority of our customers use Redbox to complement digital alternatives. We fully intend to continue meeting the entertainment needs of our customers as we maintain our focus on providing value for all of our stakeholders.”

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Dollars in millions, except per share data	2015	2014	%	2015	2014	%
GAAP Results
• Consolidated revenue	$527.2	$597.4	(11.8)%	$2,193.2	$2,291.6	(4.3)%
• Income from continuing operations	$17.1	$51.1	(66.6)%	$49.4	$124.7	(60.3)%
• Net income	$17.0	$43.8	(61.1)%	$44.3	$106.6	(58.4)%
• Diluted earnings from continuing operations per common share*	$1.00	$2.68	(62.7)%	$2.75	$5.89	(53.3)%
• Net cash provided by operating activities	$59.3	$131.3	(54.8)%	$326.1	$338.4	(3.6)%

Core Results**
• Core adjusted EBITDA from continuing operations	$95.8	$147.7	(35.2)%	$485.3	$496.8	(2.3)%
• Core diluted EPS from continuing operations	$1.43	$2.83	(49.5)%	$8.77	$7.26	20.8%
• Free cash flow	$41.9	$105.7	(60.4)%	$248.5	$240.4	3.4%

*	Beginning in the first quarter of 2015, the company applied the two-class method of calculating earnings per share for its GAAP results because the impact of unvested restricted shares as a percentage of total common shares outstanding became more dilutive given the level of stock repurchases over the prior year. Core diluted EPS from continuing operations continues to be reported under the treasury stock method.
**	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results.

2015 highlights include:

•	Generated $248.5 million in free cash flow, an increase of 3.4% from 2014, despite a 4.3% decline in revenue as the company maintained focus on operational excellence and expense management

•	Delivered $485.3 million in core adjusted EBITDA from continuing operations, which was down $11.5 million from 2014, despite $98.4 million less in revenue

•	Repurchased approximately 2.5 million shares for $159.8 million and paid $21.3 million in cash quarterly dividends, returning approximately 73% of free cash flow to shareholders

•	Opportunistically repurchased $41.1 million in face value of the company’s 5.875% Senior Notes due 2021 in the fourth quarter

“Overall our 2015 performance reflects our ability to manage our businesses for profitability and drive year-over-year growth in core adjusted EPS and free cash flow through expense management,” said Galen C. Smith, Outerwall’s chief financial officer. “At the same time, we continued to return capital to shareholders, repurchasing 2.5 million shares and paying $21 million in quarterly dividends. In addition in December, we opportunistically repurchased $41 million of our outstanding senior notes for $35 million in cash.”

Smith continued, “In 2016 we will continue to align costs with revenue, optimize our kiosk networks and create operational efficiencies to manage Redbox and Coinstar for profitability and cash flow and move ecoATM to profitability. In 2016, we plan to return 75% to 100% of annual free cash flow to investors through share repurchases, dividends and senior note repurchases.”

CONSOLIDATED RESULTS

GAAP Results

The company’s full-year 2015 GAAP results include a non-cash, non-tax deductible goodwill impairment charge of $85.9 million recorded in the second quarter of 2015 related to the ecoATM segment and $27.2 million in one-time restructuring and related costs from continuing operations recorded over the year, as the company continued to align costs with revenue across the enterprise. The restructuring and related costs in 2015 reflect $11.3 million recorded in the fourth quarter of 2015, including costs associated with organizational changes in the Redbox and ecoATM segments and an $8.5 million cash payment to settle the $15.4 million outstanding under the $25.0 million purchase commitment entered into as a part of the NCR asset acquisition in 2012. These costs were allocated to the lines of business and are included in segment operating results for the fourth quarter of 2015.

For the fourth quarter of 2015, consolidated revenue was $527.2 million, a decrease of 11.8%, compared with $597.4 million in the fourth quarter of 2014, primarily reflecting an $83.7 million decrease in revenue from Redbox, partially offset by an increase in revenue of $12.1 million from ecoATM and $1.4 million from Coinstar. Consolidated revenue was $2.2 billion for the full-year 2015, a decrease of 4.3% compared with full-year 2014.

Income from continuing operations for the fourth quarter of 2015 was $17.1 million, or $1.00 of diluted earnings from continuing operations per common share, compared with income from continuing operations of $51.1 million, or $2.68 of diluted earnings from continuing operations per common share, in the fourth quarter of 2014. The decreases were primarily due to the lower consolidated revenue and the impact of the one-time restructuring and related costs in the fourth quarter of 2015. For the full-year 2015, income from continuing operations was $49.4 million, or $2.75 of diluted earnings from continuing operations per common share, compared with $124.7 million and $5.89, respectively, for the full-year 2014.

Net cash provided by operating activities was $59.3 million in the fourth quarter of 2015, a decline of 54.8% compared with $131.3 million in the fourth quarter of 2014. The decline was primarily due to the decrease in net income and an increase in net cash outflows from changes in working capital. For the full-year 2015, net cash provided by operating activities was $326.1 million, compared with $338.4 million for the full-year 2014.

Cash capital expenditures for the fourth quarter of 2015 decreased 32.0% to $17.4 million compared with $25.6 million in the fourth quarter of 2014, due to lower purchases of property and equipment for kiosks and corporate infrastructure. For the full-year 2015, cash capital expenditures decreased 20.8% to $77.6 million compared with $97.9 million for the full-year 2014.

Core Results

Core adjusted EBITDA from continuing operations for the fourth quarter of 2015 was $95.8 million, compared with $147.7 million for the fourth quarter of 2014. The $51.9 million decrease was primarily due to lower segment operating income in the Redbox segment. For the full-year 2015, core adjusted EBITDA from continuing operations was $485.3 million, a $11.5 million or 2.3% decrease compared with $496.8 million for the full-year 2014.

Core diluted EPS from continuing operations for the fourth quarter of 2015 was $1.43, a decrease from $2.83 for the fourth quarter of 2014. For the full-year 2015, core diluted EPS from continuing operations was $8.77 compared with $7.26 per diluted share for 2014. Non-core adjustments in the fourth quarter and the full-year 2015 netted to $0.41 and $5.97, respectively, compared with $0.09 and $1.24 for the same periods in 2014. The fourth quarter 2015 adjustments include $0.42 in one-time restructuring and related costs, while the full-year 2015 adjustments include $0.94 in one-time restructuring and related costs and $4.87 in goodwill impairment related to the ecoATM segment.

Free cash flow for the fourth quarter of 2015 was $41.9 million, a decrease of $63.8 million, compared with $105.7 million in the fourth quarter of 2014, primarily due to lower net operating cash flow in the fourth quarter of 2015, partially offset by lower capital expenditures. For the full-year 2015, free cash flow increased $8.1 million to $248.5 million, compared with $240.4 million for the full-year 2014.

SEGMENT RESULTS

Redbox

Redbox segment revenue for the fourth quarter of 2015 was $407.0 million compared with $490.7 million in the fourth quarter of 2014. The decrease of $83.7 million reflects the impact of a 24.3% decline in movie rentals year-over-year.

Redbox generated 135.8 million rentals in the fourth quarter of 2015, down from 179.5 million rentals in the fourth quarter of 2014. The decline in rentals reflects the impact of several factors, including an accelerated secular decline in the physical market, high frequency renters returning more slowly to their normal rental patterns following successive quarters of weak content, fewer titles available to rent in the quarter compared with the fourth quarter of 2014, lower demand from price-sensitive customers following the price increase, and the impact of fewer kiosks as the company continued efforts to optimize the network by removing underperforming kiosks. Net revenue per rental was $2.98 in the fourth quarter of 2015, compared with $2.73 in the fourth quarter of 2014, primarily due to the price increase for movies and video games.

Redbox segment operating income in the fourth quarter of 2015 was $62.6 million, a decrease of 50.2%, compared with $125.8 million in the fourth quarter of 2014. Segment operating margin was 15.4% in the fourth quarter of 2015, compared with 25.6% in the fourth quarter of 2014. The lower margin was the result of higher content purchases and promotions intended to bring consumers back to the kiosk after an extended period of weak content, as well as $8.4 million, or 210 basis points of segment operating margin, in restructuring and related costs allocated to the segment in the fourth quarter of 2015.

Coinstar

Coinstar segment revenue increased $1.4 million, or 1.7%, to $83.3 million in the fourth quarter of 2015, compared with $81.9 million in the fourth quarter of 2014, and same store sales increased 2.3 percentage points to 5.6% compared with the fourth quarter of 2014.

Coinstar segment operating income was $31.2 million in the fourth quarter of 2015, a decrease of $2.3 million compared with $33.6 million in the fourth quarter of 2014, primarily due to a $2.0 million increase in general and administrative expenses due in part to higher technology costs and $1.5 million in one-time restructuring and related costs, partially offset by lower costs as a result of ongoing cost containment initiatives. As a result, Coinstar segment operating margin decreased 350 basis points to 37.5% for the fourth quarter of 2015, compared with 41.0% in the fourth quarter of 2014.

ecoATM

On November 10, 2015, the company acquired certain assets and liabilities of Gazelle, Inc. for $18.0 million in cash. The purchase is accounted for as a business combination and the results of operations from Gazelle are included in ecoATM segment results from the acquisition date.

Revenue in the ecoATM segment was $36.8 million in the fourth quarter of 2015, an increase of $12.1 million or 48.9%, compared with $24.7 million in the fourth quarter of 2014, due primarily to the revenue contribution from Gazelle following the close of the acquisition.

There were 2,250 ecoATM kiosks installed at the end of the fourth quarter of 2015, an increase of 360 kiosks from the end of the fourth quarter of 2014. The number of value devices sold and percentage of value devices to overall devices sold increased in the fourth quarter compared with the fourth quarter of 2014. The average selling price of value devices sold increased $1.93 to $61.70 in the fourth quarter of 2015, compared with $59.77 in the fourth quarter of 2014.

Segment operating loss decreased approximately $1.3 million to $6.8 million in the fourth quarter of 2015, compared with $8.1 million in the fourth quarter of 2014, reflecting the company’s focus on controlling expenses and creating efficiencies. The segment operating results include $0.6 million in one-time restructuring and related costs and $0.3 million in fees related to the Gazelle acquisition included in general and administrative expense.

CAPITAL ALLOCATION

In the first quarter of 2015, the company’s board of directors initiated a quarterly cash dividend of $0.30 per outstanding share of our common stock and paid a total of $21.3 million in cash dividends in 2015. On February 3, 2016, the company’s board of directors declared a quarterly cash dividend of $0.30 per share expected to be paid on March 29, 2016, to all stockholders of record as of the close of business on March 15, 2016.

During the fourth quarter of 2015, the company repurchased 673,821 shares of common stock at an average price per share of $53.89. For the year, the company repurchased 2.5 million shares at an average price per share of $63.56 for a total of $159.8 million. As of December 31, 2015, there was approximately $256.4 million remaining under the company’s stock repurchase authorization.

In December, the company repurchased $41.1 million in face value of its 5.875% Senior Notes due 2021 for $34.6 million in cash. The gain from early extinguishment of these notes was approximately $5.9 million and is included in net interest expense.

2016 ANNUAL GUIDANCE

Outerwall provides annual guidance only and expects to update its annual guidance as appropriate each quarter when reporting its financial results. Due to the difficulty in forecasting as a result of the content release schedule, accelerating secular decline, and the company’s focus on profitability and cash flow, Outerwall will not provide revenue guidance for 2016. The company will continue to provide guidance for core adjusted EBITDA from continuing operations, core diluted EPS from continuing operations and free cash flow.

There are several factors that influence the company’s 2016 expectations, including the new release schedule and strength of content for movies and video games, Redbox’s success in re-engaging consumers to rent movies, the integration of Gazelle, the redeployment of previously manufactured ecoATM kiosks, and the company’s ability to further align costs with revenue.

Outerwall’s 2016 annual guidance reflects:

•	A continued focus on expense management, operational efficiencies and network optimization across the enterprise

•	Managing the Redbox business for profitability and cash flow in the face of an estimated 15% to 20% decline in rentals from secular decline

•	Moving ecoATM to segment operating profit breakeven in 2016

Outerwall’s guidance for weighted-average diluted shares outstanding does not include the impact from any potential share repurchases in 2016.

The following table presents the company’s full-year 2016 guidance:

2016 FULL-YEAR GUIDANCE

As of
Dollars in millions, except per share data	February 4, 2016
Consolidated results
Core adjusted EBITDA from continuing operations(1)	$340 — $380
Core diluted EPS from continuing operations(1)(2)	$5.00 — $6.30
Free cash flow(1)	$140 — $190
Weighted average diluted shares outstanding(2) (in millions)	16.29 — 16.35
Core effective tax rate	34.5% — 35.5%
Capital expenditures
Redbox	$15 — $19
Coinstar	$7 — $9
ecoATM	$5 — $6
Corporate	$18 — $21

Total CAPEX	$45 — $55

Net kiosk installations
Redbox	(1,000) — (2,000)
Coinstar	(150) — (200)
ecoATM	50 — 100

[1]	Refer to Appendix A for a discussion of Use of Non-GAAP Financial Measures and Core and Non-Core Results
[2]	Excludes the impact of any potential share repurchases in 2016

ADDITIONAL INFORMATION

Additional information regarding the company’s 2015 fourth quarter and full-year operating and financial results and 2016 guidance are included in the company’s prepared remarks, which are posted on the Investor Relations section of the corporate website at ir.outerwall.com.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PST (5:30 p.m. EST) to discuss fourth quarter and full-year 2015 earnings results and 2016 annual guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through February 18, 2016, at 1-855-859-2056 or 1-404-537-3406, using conference ID 17508536.

ABOUT OUTERWALL

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company delivers breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2016 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Gazelle,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	our ability to repurchase stock and the availability of an open trading window,

•	our declaration and payment of dividends, including our board’s discretion to change the dividend policy,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	loss of key personnel or the inability of replacements to quickly and successfully perform in those new roles,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

# # #

(Consolidated Financial Statements, Business Segment Information and Appendix A Follow)

Investor Contact:

Rosemary Moothart

Director, Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media Contact:

Susan Johnston

Vice President, Corporate Communications & Public Affairs

425-943-8993

Susan.Johnston@outerwall.com

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$527,151	$597,398	$2,193,211	$2,291,586
Expenses:
Direct operating(1)	378,086	400,493	1,493,088	1,581,311
Marketing	12,076	10,021	35,674	35,293
Research and development	1,561	3,162	7,198	13,047
General and administrative	45,236	41,706	190,393	190,496
Restructuring and related costs	11,302	—	27,153	557
Depreciation and other	43,650	45,690	171,390	187,824
Amortization of intangible assets	3,624	3,307	13,550	14,654
Goodwill impairment	—	—	85,890	—

Total expenses	495,535	504,379	2,024,336	2,023,182

Operating income	31,616	93,019	168,875	268,404
Other income (expense), net:
Income (loss) from equity method investments, net	(207)	2,527	(800)	(28,734)
Interest expense, net	(6,126)	(12,599)	(42,353)	(47,644)
Other, net	431	(799)	(2,657)	(1,185)

Total other expense, net	(5,902)	(10,871)	(45,810)	(77,563)

Income from continuing operations before income taxes	25,714	82,148	123,065	190,841
Income tax expense	(8,664)	(31,033)	(73,619)	(66,164)

Income from continuing operations	17,050	51,115	49,446	124,677
Loss from discontinued operations, net of tax	(32)	(7,315)	(5,109)	(18,059)

Net income	17,018	43,800	44,337	106,618
Foreign currency translation adjustment(2)	(992)	613	684	457

Comprehensive income	$16,026	$44,413	$45,021	$107,075

Income from continuing operations attributable to common shares:
Basic	$16,602	$49,462	$48,117	$120,748
Diluted	$16,602	$49,468	$48,118	$120,806
Basic earnings (loss) per common share:
Continuing operations	$1.00	$2.69	$2.75	$5.98
Discontinued operations	—	(0.40)	(0.29)	(0.89)

Basic earnings per common share	$1.00	$2.29	$2.46	$5.09

Diluted earnings (loss) per common share:
Continuing operations	$1.00	$2.68	$2.75	$5.89
Discontinued operations	—	(0.40)	(0.29)	(0.88)

Diluted earnings per common share	$1.00	$2.28	$2.46	$5.01

Weighted average common shares used in basic and diluted per share calculations:
Basic	16,552	18,412	17,467	20,192
Diluted	16,575	18,473	17,487	20,503

Dividends declared per common share	$0.30	$—	$1.20	$—

(1)	“Direct operating” excludes depreciation and other of $32.0 million and $118.7 million for the three months and year ended December 31, 2015, respectively, and $31.4 million and $125.7 million for the three months and year ended December 31, 2014, respectively
(2)	Foreign currency translation adjustment had no tax effect in 2015 and 2014.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$222,549	$242,696
Accounts receivable, net of allowances of $1,272 and $2,223	38,464	48,590
Content library	188,490	180,121
Prepaid expenses and other current assets	51,368	39,819

Total current assets	500,871	511,226
Property and equipment, net	316,013	428,468
Deferred income taxes	2,606	11,363
Goodwill and other intangible assets, net	540,514	623,998
Other long-term assets	6,056	8,231

Total assets	$1,366,060	$1,583,286

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$184,010	$168,633
Accrued payable to retailers	115,098	126,290
Other accrued liabilities	141,437	137,126
Current portion of long-term debt and other long-term liabilities	17,131	20,416

Total current liabilities	457,676	452,465
Long-term debt and other long-term liabilities	897,366	973,669
Deferred income taxes	33,092	59,774

Total liabilities	1,388,134	1,485,908
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,720,579 and 36,600,166 shares issued;
16,607,516 and 18,926,242 shares outstanding;	485,163	473,592
Treasury stock	(1,151,063)	(996,293)
Retained earnings	643,452	620,389
Accumulated other comprehensive income (loss)	374	(310)

Total stockholders’ equity (deficit)	(22,074)	97,378

Total liabilities and stockholders’ equity (deficit)	$1,366,060	$1,583,286

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating Activities:
Net income	$17,018	$43,800	$44,337	$106,618
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	43,649	49,006	177,247	195,162
Amortization of intangible assets	3,624	3,326	13,594	14,692
Share-based payments expense	5,219	3,291	17,240	13,384
Windfall excess tax benefits related to share-based payments	(24)	24	(739)	(1,964)
Deferred income taxes	6,061	(5,203)	(19,619)	(22,611)
Restructuring, impairment and related costs(2)	374	—	2,054	—
(Income) loss from equity method investments, net	207	(2,527)	800	28,734
Amortization of deferred financing fees and debt discount	683	693	2,761	4,116
(Gain) loss from early extinguishment of debt	(5,854)	—	(5,854)	2,018
Gain on purchase of Gazelle	(989)	—	(989)	—
Goodwill impairment	—	—	85,890	—
Other	(471)	(273)	(972)	(1,750)
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	(14,721)	(8,793)	10,011	8,671
Content library	(61,525)	(29,053)	(8,320)	19,747
Prepaid expenses and other current assets	(5,171)	21,235	(10,065)	44,282
Other assets	(244)	55	162	1,702
Accounts payable	64,023	28,094	17,943	(68,912)
Accrued payable to retailers	14,319	20,975	(9,968)	(6,847)
Other accrued liabilities	(6,867)	6,654	10,572	1,309

Net cash flows from operating activities(1)	59,311	131,304	326,085	338,351
Investing Activities:
Purchases of property and equipment	(17,427)	(25,613)	(77,591)	(97,924)
Proceeds from sale of property and equipment	157	142	3,225	1,977
Acquisitions, net of cash acquired	(17,980)	—	(17,980)	—
Cash paid for equity investments	—	—	—	(24,500)
Extinguishment payment received from equity investment	—	5,000	—	5,000

Net cash flows used in investing activities(1)	(35,250)	(20,471)	(92,346)	(115,447)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	—	295,500
Proceeds from new borrowing on Credit Facility	163,500	7,000	310,500	642,000
Principal payments on Credit Facility	(80,812)	(58,875)	(339,375)	(680,125)
Financing costs associated with Credit Facility and senior unsecured notes(3)	—	(5)	(9)	(2,911)
Settlement and conversion of convertible debt	—	—	—	(51,149)
Repurchase of Notes	(34,589)	—	(34,589)	—
Repurchases of common stock(4)	(36,311)	(13)	(159,800)	(545,091)
Dividends paid	(5,052)	—	(21,210)	—
Principal payments on capital lease obligations and other debt	(2,572)	(3,399)	(11,510)	(13,996)
Windfall excess tax benefits related to share-based payments	24	(24)	739	1,964
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(215)	564	(1,461)	(520)

Net cash flows from (used in) financing activities(1)	$3,973	$(54,752)	$(256,715)	$(354,328)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Effect of exchange rate changes on cash	$(1,088)	$1,714	$2,829	$2,683

Increase (decrease) in cash and cash equivalents	26,946	57,795	(20,147)	(128,741)
Cash and cash equivalents:
Beginning of period	195,603	184,901	242,696	371,437

End of period	$222,549	$242,696	$222,549	$242,696

(1)	During 2015 we discontinued our Redbox operations in Canada. 2014 also includes the wind-down process of certain new ventures that were discontinued during 2013. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented.
(2)	The non-cash restructuring, impairment and related costs in 2015 of $2.1 million is composed of $7.4 million in impairments of lease related assets partially offset by a $5.3 million benefit resulting from the lease termination. The 2013 non-cash charge represents asset impairments of $32.7 million related to our four ventures previously included in our former New Ventures segment, Orango, Rubi, Crisp Market, and Star Studio, which were discontinued during 2013.
(3)	Total financing costs associated with the Credit Facility and senior unsecured notes issued in 2014 were $8.2 million composed of non-cash debt issue costs of $4.5 million recorded as debt discount associated with our issuance of $300.0 million senior unsecured notes due 2021, $1.5 million in deferred financing fees associated with the senior unsecured notes, and $2.2 million in deferred financing fees associated with the refinancing of our Credit Facility. The cash payments for financing costs associated with the Credit Facility and senior unsecured notes in 2014 were $2.9 million.
(4)	The total cost of repurchases of common stock in 2014 was $545.1 million, which includes $3.7 million in fees and expenses relating to the tender offer recorded as part of the cost of treasury stock in our Consolidated Balance Sheets. The cash payments for the tender offer fees in 2014 were $3.7 million.

OUTERWALL INC.

BUSINESS SEGMENTS AND ENTERPRISEWIDE INFORMATION

(unaudited)

Changes in our Organizational Structure

We regularly assess the performance of our concepts to determine whether continued funding or other alternatives are appropriate and as a result, we discontinued operating SAMPLEit in the fourth quarter of 2015. As SAMPLEit did not represent a major component of our operations or financial results, the results of SAMPLEit did not qualify to be reported as a discontinued operation and remain in our All Other reporting category.

During the first quarter of 2015, we added ecoATM, our electronic device recycling business, as a separate reportable segment. Previously, the results of ecoATM along with those of other self-service concepts were included in our former New Ventures segment. The combined results of the other self-service concepts are now included in our All Other reporting category in the reconciliation below, as they do not meet quantitative thresholds to be reported as a separate segment. All goodwill previously allocated to the New Ventures segment has been allocated to the ecoATM segment.

Results of operations for Gazelle from the acquisition date, November 10, 2015, are included in our ecoATM segment.

Comparability of Segment Results

We have recast prior period results for the following:

•	Discontinued operations, consisting of our Redbox operations in Canada which we shut down during the first quarter of 2015; and

•	The addition of our ecoATM segment and our All Other reporting category, which we added during the first quarter of 2015.

Our analysis and reconciliation of our segment information to the consolidated financial statements that follows covers our results of operations, which consists of our Redbox, Coinstar and ecoATM segments, Corporate Unallocated expenses and our All Other reporting category. All Other includes the results of other self-service concepts, which we regularly assess to determine whether continued funding or other alternatives are appropriate.

OUTERWALL INC.

BUSINESS SEGMENTS AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Three Months Ended December 31, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$407,018	$83,325	$36,782	$26	$—	$527,151
Expenses:
Direct operating	300,343	41,341	34,525	1,376	501	378,086
Marketing	6,533	1,717	3,468	288	70	12,076
Research and development	—	—	1,339	—	222	1,561
General and administrative	29,154	7,496	3,708	1,104	3,774	45,236
Restructuring and related costs	8,366	1,526	560	850	—	11,302

Segment operating income (loss)	62,622	31,245	(6,818)	(3,592)	(4,567)	78,890
Less: depreciation and amortization	(26,478)	(7,674)	(7,387)	(5,735)	—	(47,274)

Operating income (loss)	36,144	23,571	(14,205)	(9,327)	(4,567)	31,616
Loss from equity method investments, net	—	—	—	—	(207)	(207)
Interest expense, net	—	—	—	—	(6,126)	(6,126)
Other, net	—	—	—	—	431	431

Income (loss) from continuing operations before income taxes	$36,144	$23,571	$(14,205)	$(9,327)	$(10,469)	$25,714

Dollars in thousands
Three Months Ended December 31, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$490,748	$81,921	$24,709	$20	$—	$597,398
Expenses:
Direct operating	329,409	40,860	27,453	1,400	1,371	400,493
Marketing	5,557	1,949	945	652	918	10,021
Research and development	79	45	1,156	819	1,063	3,162
General and administrative	29,912	5,510	3,303	1,170	1,811	41,706

Segment operating income (loss)	125,791	33,557	(8,148)	(4,021)	(5,163)	142,016
Less: depreciation and amortization	(34,364)	(8,998)	(5,210)	(425)	—	(48,997)

Operating income (loss)	91,427	24,559	(13,358)	(4,446)	(5,163)	93,019
Loss from equity method investments, net	—	—	—	—	2,527	2,527
Interest expense, net	—	—	—	—	(12,599)	(12,599)
Other, net	—	—	—	—	(799)	(799)

Income (loss) from continuing operations before income taxes	$91,427	$24,559	$(13,358)	$(4,446)	$(16,034)	$82,148

OUTERWALL INC.

BUSINESS SEGMENTS AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Year Ended December 31, 2015	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,760,899	$318,611	$113,558	$143	$—	$2,193,211
Expenses:
Direct operating	1,213,744	159,211	113,141	4,431	2,561	1,493,088
Marketing	19,804	5,566	8,481	1,128	695	35,674
Research and development	—	—	5,545	(84)	1,737	7,198
General and administrative	129,013	31,561	10,875	7,188	11,756	190,393
Restructuring and related costs	23,540	2,076	687	850	—	27,153
Goodwill impairment	—	—	85,890	—	—	85,890

Segment operating income (loss)	374,798	120,197	(111,061)	(13,370)	(16,749)	353,815
Less: depreciation and amortization	(118,902)	(31,871)	(26,382)	(7,785)	—	(184,940)

Operating income (loss)	255,896	88,326	(137,443)	(21,155)	(16,749)	168,875
Loss from equity method investments, net	—	—	—	—	(800)	(800)
Interest expense, net	—	—	—	—	(42,353)	(42,353)
Other, net	—	—	—	—	(2,657)	(2,657)

Income (loss) from continuing operations before income taxes	$255,896	$88,326	$(137,443)	$(21,155)	$(62,559)	$123,065

Dollars in thousands
Year Ended December 31, 2014	Redbox	Coinstar	ecoATM	All Other	Corporate Unallocated	Total
Revenue	$1,881,718	$315,628	$94,187	$53	$—	$2,291,586
Expenses:
Direct operating	1,318,509	161,214	92,182	2,821	6,585	1,581,311
Marketing	20,969	6,346	3,513	1,272	3,193	35,293
Research and development	120	531	5,691	2,854	3,851	13,047
General and administrative	135,554	26,989	12,773	3,522	11,658	190,496
Restructuring and related costs	534	23	—	—	—	557

Segment operating income (loss)	406,032	120,525	(19,972)	(10,416)	(25,287)	470,882
Less: depreciation and amortization	(149,236)	(35,471)	(17,031)	(740)	—	(202,478)

Operating income (loss)	256,796	85,054	(37,003)	(11,156)	(25,287)	268,404
Loss from equity method investments, net	—	—	—	—	(28,734)	(28,734)
Interest expense, net	—	—	—	—	(47,644)	(47,644)
Other, net	—	—	—	—	(1,185)	(1,185)

Income (loss) from continuing operations before income taxes	$256,796	$85,054	$(37,003)	$(11,156)	$(102,850)	$190,841

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) goodwill impairment, ii) restructuring costs (including severance and contract termination costs, that include early lease terminations and the related asset impairments) associated with actions to reduce costs in our continuing operations across the Company, iii) acquisition costs related to the acquisition of Gazelle, iv) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, v) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, vi) gain on bargain purchase of Gazelle, vii) tax benefits related to a net operating loss adjustment and a worthless stock deduction (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars in thousands	2015	2014	2015	2014
Net income from continuing operations	$17,050	$51,115	$49,446	$124,677
Depreciation, amortization and other	47,274	48,997	184,940	202,478
Interest expense, net	6,126	12,599	42,353	47,644
Income tax expense	8,664	31,033	73,619	66,164
Share-based payments expense(1)	5,252	3,291	17,377	13,384

Adjusted EBITDA from continuing operations	84,366	147,035	367,735	454,347
Non-Core Adjustments:
Goodwill impairment	—	—	85,890	—
Restructuring and related costs	11,302	—	27,153	469
Acquisition costs	342	—	342	—
Rights to receive cash issued in connection with the acquisition of ecoATM	575	3,237	4,354	13,270
(Income) loss from equity method investments, net	207	(2,527)	800	28,734
Gain on purchase of Gazelle	(989)	—	(989)	—

Core adjusted EBITDA from continuing operations	$95,803	$147,745	$485,285	$496,820

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations utilizing the treasury stock method excluding non-core adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Diluted EPS from continuing operations per common share (two-class method)	$1.00	$2.68	$2.75	$5.89
Adjustment from participating securities allocation and share differential to treasury stock method(1)	0.02	0.06	0.05	0.13

Diluted EPS from continuing operations (treasury stock method)	1.02	2.74	2.80	6.02
Non-Core Adjustments, net of tax:(1)
Goodwill impairment	—	—	4.87	—
Restructuring and related costs	0.42	—	0.94	0.01
Acquisition costs	0.01	—	0.01	—
Rights to receive cash issued in connection with the acquisition of ecoATM	0.03	0.17	0.17	0.53
(Income) loss from equity method investments, net	0.01	(0.08)	0.03	0.85
Gain on purchase of Gazelle	(0.06)	—	(0.05)	—
Tax benefits from net operating loss adjustment and worthless stock deduction	—	—	—	(0.15)

Core diluted EPS from continuing operations	$1.43	$2.83	$8.77	$7.26

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

A reconciliation of amounts used in calculating core diluted EPS from continuing operations in the table above is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands	2015	2014	2015	2014
Income from continuing operations attributable to common shares	$16,602	$49,462	$48,117	$120,748
Add: income from continuing operations allocated to participating securities	448	1,653	1,329	3,929

Income from continuing operations	$17,050	$51,115	$49,446	$124,677

Weighted average diluted common shares	16,575	18,473	17,487	20,503
Add: diluted common equivalent shares of participating securities	106	187	155	196

Weighted average diluted shares (treasury stock method)	16,681	18,660	17,642	20,699

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities. A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Year Ended
	December 31,		December 31,
Dollars in thousands	2015	2014	2015	2014
Net cash provided by operating activities	$59,311	$131,304	$326,085	$338,351
Purchase of property and equipment	(17,427)	(25,613)	(77,591)	(97,924)

Free cash flow	$41,884	$105,691	$248,494	$240,427

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

	December 31,
Dollars in thousands	2015	2014
Senior unsecured notes(1)	$608,908	$650,000
Term loans(1)	136,875	146,250
Revolving line of credit	140,500	160,000
Capital leases	5,889	15,391

Total principal value of outstanding debt including capital leases	892,172	971,641
Less domestic cash and cash equivalents held in financial institutions	(46,192)	(66,546)

Net debt	845,980	905,095
LTM Core adjusted EBITDA from continuing operations	$485,285	$496,820

Net leverage ratio	1.74	1.82

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of December 31, 2015 and December 31, 2014 included $6.3 million and $8.4 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of December 31, 2015 and December 31, 2014 included $0.3 million and $0.3 million in associated debt discount, respectively.